Exhibit 10.1

SECOND AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement"), made as of December 19, 2006 by and between Tyson Foods, Inc., a Delaware corporation (the "Company"), and Richard L. Bond, a resident of the State of Arkansas (the "Executive"), amends and restates that certain Employment Agreement by and between the Company and the Executive originally dated as of September 28, 2001 ("Original Agreement"), as previously amended and restated on July 29, 2003 (“First Restated Agreement”).

RECITALS

WHEREAS, the Executive was named President and Chief Executive Officer of the Company effective May 19, 2006;

WHEREAS, to induce Executive's continued service as the President and Chief Executive Officer of the Company during the Term (defined in Section 2), the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

WHEREAS, Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the above, it is therefore hereby agreed by and between the parties as follows:

1.	Employment.

1.1        Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive as President and Chief Executive Officer. In such capacity, Executive shall report to the Company's Board of Directors and shall have the powers, responsibilities and authorities as are assigned by the Company's Board of Directors.

1.2        Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as President and Chief Executive Officer of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with his position, as the Company's Board of Directors shall from time to time delegate to him on such terms and conditions and subject to such restrictions as the Company's Board of Directors may reasonably from time to time impose.

1.3        Except as provided in Section 13 hereof and provided that, in the reasonable determination of the Company’s Board of Directors, the following activities do not interfere with Executive's duties and responsibilities hereunder, nothing in this Agreement shall preclude Executive from (i) engaging in charitable and community affairs, (ii) managing any passive investment made by him in publicly traded equity securities or other property (provided that no such investment may exceed 5% of the equity of any publicly traded entity, without the prior approval of the Company’s Board of Directors), or (iii) serving as a member of boards of directors or as a trustee of any other corporation, association or entity. For purposes of the preceding sentence, any required approval shall not be unreasonably withheld.

2.          Term of Employment. Executive's term of employment under the Original Agreement commenced as of September 28, 2001 (the "Effective Date") (with Executive’s service as Chief Executive Officer effective as of May 19, 2006), and subject to the terms hereof, shall terminate on such date (the "Termination Date") which is the earlier of (i) December 31, 2009 or (ii) the termination of Executive's employment pursuant to this Agreement (the period from September 28, 2001 until the Termination Date shall be the "Term").

3.	Compensation.

3.1        Salary. The Company shall pay Executive a base salary ("Base Salary") at the rate of $1,220,000 per annum, effective January 1, 2007; provided, however, that on no less than an annual basis, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") shall review the Executive's annual Base Salary for potential increase; however, Executive’s right to annual increases shall not be unreasonably denied, and the Base Salary shall not be decreased at any time during the Term. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any increase in Base Salary shall constitute "Base Salary" hereunder.

3.2        Annual Bonus. It is expressly understood and contemplated that Executive's bonus plan will be mutually agreed to by the parties hereto for each fiscal year during the Term, and to the extent required, submitted to the Compensation Committee of the Board of Directors for approval.

3.3	Stock Option Awards. In addition to the option awards made prior to December

19, 2006 and in replacement of the options to be awarded in the future pursuant to the terms of the First Restated Agreement, on such day of each of the Company's 2008 and 2009 fiscal years that option grants are awarded generally to other employees of the Company (in each case so long as the Termination Date has not occurred), the Company shall award Executive an additional option to acquire 500,000 shares of Company Class A common stock subject to the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (“Stock Plan”), and the option grant agreement currently in use on the date of grant by the Employer for officers generally. The parties acknowledge that on November 17, 2006, Executive was granted an award of 500,000 options, and Executive was also provided with an additional grant of 500,000 non-qualified performance-based stock options (“Performance Options”) that will vest on December 31, 2009 if the Company’s 2009 fiscal year earnings per share, based on adjusted operating earnings, are at least $1.34, as further described in the terms of the award agreement.

3.4        Restricted Stock and Phantom Stock. In addition to the restricted stock and phantom stock awards made prior to December 19, 2006, Executive shall receive an award of 375,000 shares of restricted Company Class A common stock pursuant to a restricted stock award agreement in a form substantially similar to that presently used by the Company and which shall vest on October 4, 2010.

3.5          Performance Shares. On the first business day of each of the Company's 2004, 2005 and 2006 fiscal years, Executive shall receive an award of the Company's Class A Common Stock having an aggregate value of $825,000 on the date of the award, subject to the terms and conditions of a performance share agreement to be adopted by the Compensation Committee prior to the date of each award. The awards made in 2004 and 2005 shall vest, subject to satisfaction of the performance criteria set forth in the performance share agreement, three (3) years after the date of the award. The award made in 2006 shall vest, subject to satisfaction of the performance criteria set forth in the performance share agreement, on March 29, 2008.

3.6        Deferred Compensation. Pursuant to the Second Amendment to the First Restated Agreement, the Company paid Executive on February 10, 2005 the $2,000,000, plus accrued interest, of deferred compensation (“Deferred Compensation”) provided for in Section 3.6 of the Original Agreement and First Restated Agreement. The Company has no further obligations to Executive in regards to the Deferred Compensation.

3.7	Perquisites. During the Term, the Company shall provide Executive with the following:

(a)         Reimbursement for annual country club dues incurred by Executive during the Term consistent with the past practices for other executives at the Company, and the Company will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection therewith;

(b)       Use of, and the payment of all reasonable expenses (including, without limitation, insurance, repairs, maintenance, fuel and oil) for, an automobile. The monthly lease payment or allowance for such automobile shall be consistent with the past practices for other executives at the Company and the Company will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection therewith;

(c)         For the term of this Agreement, the Company will provided life insurance with no less than $5,000,000 in coverage, in a form similar to that provided by the Company to its other senior executive officers, and the Company will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection therewith;

(d)        Reasonable personal use of the Company-owned aircraft; provided, however, that Executive's personal use of the Company-owned aircraft shall not interfere with Company use of the Company-owned aircraft and the Company will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection therewith;

(e)         Reasonable personal use of the Company-owned entertainment assets; provided, however, that Executive's personal use of the Company-owned entertainment assets shall not interfere with Company use of the Company-owned entertainment assets, and the Company will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection therewith;

(f)         Use of, and the payment of all reasonable expenses associated with, personal cellular phones, home phone and internet lines; and

(g)        Reimbursement from the Company during the Term for reasonable costs incurred by Executive for tax and estate planning advice.

3.8        Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program maintained by the Company other than plans or programs related to (i) Company options, (ii) restricted stock and (iii) performance shares.

3.9.       Previously Earned Compensation. For compensation earned by Executive for services rendered by Executive to IBP, inc. ("IBP") prior to September 28, 2001, the Company shall pay or cause to be paid to Executive compensation to include, but not limited to, the following:

(a)         Stock Options. During the Term, all options to purchase IBP common stock, as converted to options to purchase Company Class A common stock using the Exchange Ratio (as that term is defined in the Agreement and Plan of Merger dated as of January 1, 2001 among IBP, the Company and Lasso, as modified by the Stipulation and Order dated June 27, 2001 among IBP, the Company and Lasso Acquisition Corporation (the "Stipulation") (as modified by the Stipulation, the "Merger Agreement")), held by Executive on September 28, 2001 shall be fully exercisable by Executive in accordance with their terms.

(b)        IBP Retirement Income Plan. During the Term, Executive's account under the RIP (or any successor thereof) shall continue to be adjusted for investment earnings as provided therein, as well as for additional contributions made by Executive while Executive is an employee of the Company. Upon Executive's retirement as an employee, Executive's RIP account shall be paid by the Company to Executive in accordance with the provisions of the RIP and Executive's elections thereunder.

4.           Retirement; Senior Executive Employment Agreement. Unless mutually agreed upon by the Parties, Executive will retire as an executive officer of the Company on December 31, 2009 and upon such retirement, Executive shall provide advisory services to the Company under the terms and conditions contained in the Senior Executive Employment Agreement attached hereto as Exhibit "A", and shall be paid by the Company the compensation and benefits described therein. In any event, the Company shall enter into said Senior Executive Employment Agreement with Executive on the earlier of (i) the date of Executive's Permanent Disability, (ii) Executive's death (in which event, the Senior Executive Employment Agreement shall become effective, and the benefits thereunder shall become available, upon the Executive’s death), or (iii) such date on or after December 31, 2009 on which the Termination Date occurs, unless Executive has been terminated for Cause.

5.	Employee Benefits.
5.1	Employee Benefit Programs, Plans and Practices. The Company shall provide

Executive during the Term with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with his position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company generally makes available to its senior executives. Executive shall receive credit for past service with IBP for purposes of determining benefits pursuant to the Company’s benefit plans and other Company policies.

5.2          Vacation and Fringe Benefits. Executive shall be entitled to no less than twenty (20) business days paid vacation in each calendar year (or such greater time as Company policy permits a person of his employment seniority), which shall be taken at such times as are consistent with Executive's responsibilities hereunder. In addition, Executive shall be entitled to the perquisites and other fringe benefits generally made available to senior executives of the Company.

6.            Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive, from time to time, of accounts of such expenditures (appropriately itemized and approved consistent with the Company's policy).

7.	Termination of Employment.

7.1        Termination by the Company Not for Cause or by Executive for Good Reason.

(a)        The Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated prior to the Termination Date, as that date may be extended from time to time under the terms of Section 2 hereof, (i) by the Company (other than for Cause (as defined in Section 7.2 (c) hereof) or by reason of Executive's death or Permanent Disability (as defined in Section 7.2(d) hereof), or (ii) by the Executive for Good Reason (as defined in Section 7.1(c) hereof) prior to the Termination Date, Executive shall receive the following items and payments:

(i)         An amount (the "Termination Amount") in lieu of any bonus in respect of all or any portion of the fiscal year in which such termination occurs and any other cash compensation, which Termination Amount shall be payable in a single lump sum within thirty (30) days following the date of such termination.

The Termination Amount shall consist of an amount equal to the sum of (x) three (3) times Executive's Base Salary for the fiscal year immediately preceding the year in which such termination occurs plus (y) three (3) times Executive's Bonus for the fiscal year immediately preceding the year in which such termination occurs;

(ii)        Executive shall be entitled to receive a cash lump sum payment in respect of accrued but unused vacation days (the "Vacation Payment") and to Base Salary earned but not yet paid (the "Compensation Payment");

(iii)       Any then unvested restricted stock, performance shares and/or time-vesting stock option awards previously granted to Executive by the Company, including, without limitation, those grants set forth in Section 3.3, 3.4 and 3.5 hereof, shall become immediately one-hundred percent vested. Any portion of a time-vesting stock option award accelerated pursuant to this Section 7.1(a) shall be exercisable pursuant to the terms of the stock option plan and the stock option award agreement applicable to such award;

(iv)	The amounts set forth in Section 3.6 of this Agreement;

(v)        Any amounts or items not previously paid to Executive under Sections 3.8 and 3.9 hereof; and

(vi)       Any other benefits due to Executive pursuant to the terms of any employee benefit plan or policy maintained generally for employees or a group of management employees.

(b)        The Vacation Payment and the Compensation Payment shall be paid by the Company to Executive within 30 days after the termination of Executive's employment by check payable to the order of Executive or by wire transfer to an account specified by Executive.

(c)         For purposes of this Agreement, "Good Reason" shall mean any of the following (without Executive's express prior written consent):

(i)         Any material breach by the Company of this Agreement, including any material reduction by the Company of Executive's, title, duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason); or

(ii)        A reduction by the Company in Executive's Base Salary, other than a reduction which is part of a general salary reduction program affecting senior executives of the Company generally; or

(iii)       Any change by the Company of the Executive's place of employment to a location more than fifty (50) miles from the Company’s headquarters.

7.2        Discharge for Cause; Voluntary Termination by Executive; Termination Because of Death or Permanent Disability.

(a)         The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive's employment is terminated prior to the Termination Date (i) by the Company for Cause, or (ii) by Executive other than (A) for Good Reason or (B) as a result of the Executive's Permanent Disability or death, Executive shall only be entitled to receive the Compensation Payment and the Vacation Payment. Executive shall not be entitled, among other things, to the payment of any bonus in respect of all or any portion of the fiscal year in which such termination occurs, but shall be entitled to the payment of any unpaid bonus earned with respect to any prior fiscal year. After the termination of Executive's employment under this Section 7.2, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

(b)        If Executive’s employment is terminated as a result of Executive's Permanent Disability or death:

(i)         Executive, Executive's estate or Executive's legal representative (as applicable) and the Company shall enter into the Senior Executive Employment Agreement referred to in Section 4 hereof;

(ii)        Executive shall be entitled to receive the annual bonus described in Section 3.2 hereof prorated to the date of Executive's Permanent Disability or death;

(iii)       Any then unvested restricted stock, stock performance, time-vesting stock option and/or time-vesting performance-based stock option awards previously granted to Executive by the Company, including, without limitation, those grants set forth in Sections 3.3, 3.4 and 3.5 hereof, shall become immediately one-hundred percent vested; provided, however that in the event of

Executive's death the option awards shall promptly thereafter terminate in accordance with Paragraph 4 of the Senior Executive Employment Agreement referred to hereinabove;

(iv)      The Executive shall receive the amounts set forth in Section 3.5 of this Agreement;

(v)          The Executive shall receive any amounts or items not previously paid to Executive under Section 3.9 hereof; and

(vi)         The Executive shall receive any other benefits due to Executive pursuant to the terms of any employee benefit plan or policy maintained generally for employees or a group of management employees.

(c)          As used herein, the term "Cause" shall be limited to (i) willful malfeasance, willful misconduct or gross negligence by Executive in connection with his employment, (ii) willful and continuing refusal by Executive to perform his duties hereunder or any lawful direction of the Company’s Board of Directors (the "Board"), after notice of any such refusal to perform such duties or direction was given to Executive and Executive is provided a reasonable opportunity to cure such deficiency, (iii) any material breach of the provisions of Section 13 of this Agreement by Executive or any other material breach of this Agreement by Executive after notice of any such breach and an opportunity to cure such breach or (iv) the conviction of Executive of any (A) felony or (B) a misdemeanor involving moral turpitude. Termination of Executive pursuant to this Section 7.2 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the then members of the Board at a meeting of the Board called and held for the purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board prior to such vote), finding that in the reasonable judgment of the Board, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

(d)         For purposes of this Agreement "Permanent Disability" shall have the same meaning ascribed thereto in the Company's Long-Term Disability Benefit Plan applicable to senior executive officers as in effect on the date hereof.

7.3        Gross-Up Payment. In the event it is determined that any payment by the Company under this Agreement or otherwise (but determined without regard to any additional payment required by this Section 7.3 to or for the benefit of Executive (a "Payment")) would be subject to the excise tax (including interest and penalties) imposed by Section 4999 of the Internal Revenue Code (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to an additional payment (a "Gross-Up Payment") but only if the Excise Tax becomes payable in connection with the change in control contemplated by the Merger Agreement. The Gross-Up Payment shall be in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. All determinations under this Section shall be made by the Company's public accounting firm (with the fees thereof borne by the Company) and any Gross-Up Payment shall be made to Executive within five (5) business days after such final computation.

8.            Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of his employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any Termination Amount otherwise payable to him.

9.            Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Tyson Foods, Inc.

2210 Oaklawn Drive

Springdale, Arkansas 72762-6999

FAX:	(479) 290-4028
Attn:	General Counsel

To Executive:	Richard L. Bond

2210 Oaklawn Drive

Springdale, Arkansas 72762-6999

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

10.        Severability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party hereto shall be solely responsible for any and all legal fees incurred by him or it in connection with this Agreement, including the enforcement thereof. In the event the Executive is required to bring any action to enforce rights or to collect monies due under this Agreement and is successful in such action, the Company shall reimburse the Executive for all of Executive’s reasonable attorneys’ fees and expenses in preparing, investigating and pursuing such action.

11.        Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to the stock, assets or business(es) of the Company.

12.        Amendment. This Agreement may only be amended by written agreement of the parties hereto.

13.        Nondisclosure of Confidential Information; Non-Competition; Non-Disparagement.

(a)         Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its affiliates, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 13(a), "Confidential Information" shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its affiliates (the "Restricted Group") or customers, that, in any case, is not otherwise available to the public (other than by Executive's breach of the terms hereof).

(b)      During the Term and for one (1) year thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, in the United States, participate in any Position (as defined below) in any business which is in direct competition with any business of the Restricted Group and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation, and (C) he shall not, on his own behalf or on behalf of any person, firm or company, solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client or prospective customer of the Company or of any member of the Restricted Group for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company or by any member of the Restricted Group from any person other than the Company or any member of the Restricted Group. The term "Position" shall include, without limitation, a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position. It is acknowledged and agreed that the scope of the clause as set forth above is essential, because (i) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Company to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by the Company, and (ii) by the allowing Executive to escape the application of this clause by accepting a position designated as a "lesser" or "different" position with a competitor, the Company is unable to restrict the Executive from providing valuable information to such competing company to the harm of the Company.

(c)         Executive agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or any member of the Restricted Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Restricted Group. Company agrees that it shall not, directly or indirectly, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Executive.

(d)         For purposes of this Section 13, a business shall be deemed to be in competition with the Restricted Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Restricted Group as a material part of the business of the Restricted Group within the same geographic area in which the Restricted Group effects such purchases, sales or dealings or renders such services. Nothing in this Section 13 shall be construed so as to preclude Executive from investing in any company pursuant to the provisions of Section 1.3 hereof.

(e)         Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so modified. Executive agrees that any breach of the covenants contained in this Section 13 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it or they may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

14.          Acceleration Upon a Change in Control. Upon the occurrence of a Change in Control (defined below) the restricted stock, stock options and performance stock that have been granted to Executive pursuant to an award agreement from the Employer under Sections 3.3, 3.4 and 3.5, or which have otherwise been previously granted to Executive under an award agreement from the Employer; and which awards are unvested at the time of the Change in Control, will vest sixty (60) days after the Change in Control event occurs (unless vesting earlier pursuant to the terms of the award agreement). If the Executive is terminated by the Employer other than for egregious circumstances during such sixty (60) day period, all of the unvested restricted stock, stock options and performance stock granted pursuant to such award agreements will vest on the date of termination. For purposes of this Agreement, the term "Change in Control" shall have the same meaning as the term "Change in Control" as set forth in the Plan; provided, however, that a Change in Control shall not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Employer or, if applicable, a successor entity: (a) Don Tyson; (b) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.  The Committee shall have the sole discretion to interpret the foregoing provisions of this paragraph.”

15.        Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

16.        Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In particular, the provisions of Section 13 hereunder shall remain in effect as long as is necessary to give effect thereto.

17.        Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of Arkansas, without reference to any state’s rules relating to conflicts of laws.

18.        Effect on Prior Agreements. Except as specifically herein provided, this Agreement contains the entire understanding among the parties hereto and supersedes in all respects any prior or other agreement or understanding among the parties or any affiliate or predecessor of the Company (including IBP) and Executive with respect to Executive's employment, including but not limited to any severance arrangements (save and except solely those benefits under Executive’s prior employment which are expressly preserved in Section 3.9 hereof). Under no circumstances shall Executive be entitled to any other severance payments or benefits of any kind, except for the payments and benefits described herein.

19.        Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

20.        Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

TYSON FOODS, INC.

By:	/s/ Greg Lee
Name:	Greg Lee
Title:	Chief Administrative Officer & President, International

EXECUTIVE

/s/ Richard L. Bond
Richard L. Bond

EXHIBIT “A”

SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS SENIOR EXECUTIVE EMPLOYMENT AGREEMENT dated ___________, 20____ (the "Effective Date") is by and between TYSON FOODS, INC., a corporation organized under the laws of Delaware (the "Company"), and Richard L. Bond ("Executive").

WITNESSETH:

WHEREAS, following Executive's retirement from full time employment with the Company and/or one of its subsidiaries, the Company wishes to retain Executive's services and access to Executive's experience and knowledge; and

WHEREAS, the Executive wishes to furnish advisory services to the Company upon the terms, provisions and conditions herein provided;

NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter contained, the parties hereby agree as follows:

1.	The term of this Agreement (the "Term") shall begin on the Effective Date and end ten (10) years thereafter.

2.	During the Term, Executive will, upon reasonable request, provide advisory services to the Company as follows:

(a)	Services hereunder shall be provided as an employee of the Company;

(b)          Executive may be required to devote up to twenty (20) hours per month to the Company;

(c)          Executive may perform advisory services hereunder at any location but may be required to be at the offices of the Company and/or it subsidiaries upon reasonable notice; and

(d)          Executive shall not be obligated to render services under this Agreement during any period when he is disabled due to illness or injury.

3.

Beginning the Effective Date, the Company shall (i) pay Executive each year for five (5) years the sum of $______________ [an amount equal to sixty percent (60%) of Executive's Base Salary at the Termination Date under his Employment Agreement] per year, and for the next five (5) years the sum of $_____________ [an amount equal to thirty percent (30%) of Executive's Base Salary at the Termination Date under his Employment Agreement] per year, such sums to be payable as the parties may from time to time agree; (ii) provide Executive and his spouse with health insurance during the Term as generally available to Executive at the time of retirement, and (iii) permit Executive to continue all options to purchase Company stock existing on the date of this Agreement. In addition, the Company shall continue to provide Executive with the following perquisites in accordance with the Company's policies:

(a)    Reimbursement for annual country club dues incurred by Executive during the Term consistent with the past practices of Executive at the Company;

(b)          Use of, and the payment of all reasonable expenses (including, without limitation, insurance, repairs, maintenance, fuel and oil) for, an automobile. The monthly lease payment or allowance for such automobile shall be consistent with past practices under Executive’s Second Amended and Restated Employment Agreement with the Company dated December __, 2006;

(c)          The Company will provided life insurance with no less than $5,000,000 in coverage, in a form similar to that provided by the Company to its other senior executive officers;

(d)          Personal use of the Company-owned aircraft for the first five (5) years during the Term; provided, however, that Executive's personal use of the Company-owned aircraft shall not interfere with Company use of the Company-owned aircraft. The Company will reimburse and gross-up Executive for any and all income tax liability incurred by Executive in connection with his personal use of the Company-owned aircraft; and

(e)          Reimbursement from the Company during the Term for reasonable costs incurred by Executive for tax and estate planning advice.

In the event of the Executive's death, the compensation, perquisites and benefits described above shall continue to be paid to the Executive's spouse for the duration of the Term. In the event of death by both Executive and his spouse, all benefits under this Agreement shall cease.

4.

In the event of Executive's death, the Company will, upon written notice given within sixty (60) days of death by Executive's designated beneficiary, if any, or otherwise by the administrator of Executive's estate, terminate all Executive owned options to purchase Company common stock, whether or not then currently vested, in exchange for payment equal to the aggregate spread between the strike price and the market value of such stock at the close of business on the next business day succeeding Executive's death.

5.

While this Agreement is in effect and thereafter, the Executive shall not divulge to anyone, except in the regular course of the Company's business, any confidential or proprietary information regarding the Company's records, plans or any other aspects of the Company's business which it considers confidential or proprietary; provided, an insubstantial or inadvertent disclosure by Executive causing no material harm to Company is not deemed a breach of this provision.

6.	This Agreement shall terminate in the event Executive accepts employment from anyone deemed by the Company to be a competitor.

7.	The right of the Executive or any other beneficiary under this Agreement to receive payments may not be assigned, pledged or encumbered, except by will or by the laws of descent and distribution, without the permission of the Company which it may withhold in its sole and absolute discretion.

8.

This Agreement represents the complete agreement between the Company and Executive concerning the subject matter hereof and supersedes all prior employment or benefit agreements or understandings, written or oral. No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Executive and Company.

9.

It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement shall be determined in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

TYSON FOODS, INC.

By:____________________________

Title:___________________________

_______________________________

Richard L. Bond